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                                                                   Exhibit 10.32


1 December 1999

                                   MEMORANDUM

TO: Image Guided Technology, Inc., Board of Directors; William Tanis, Corporate Counsel

FROM:   Terry Knapp, MD, Chairman, Compensation Committee

RE:     REVISED EXECUTIVE COMPENSATION POLICY RECOMMENDATIONS

BACKGROUND

It has come to the attention of the Compensation Committee that IGTI does not have a guiding policy for executive compensation. This memorandum consists of rationale and recommendations for the adoption of a formal Executive Compensation Policy to guide future deliberations of the Board and its Compensation Committee as it approves compensation packages for newly hired executives, and as it reviews executives against performance on an annualized or otherwise periodic basis. The recommendations are based on both accepted industry ranges, with due consideration to the stage of the Company, for base salary, benefits and bonuses, as well as generally acceptable equity positions to be provided for senior executives in the course of compensation.

EXECUTIVES TO WHOM POLICY MAY APPLY:

For purposes of this recommendation memorandum, the term "executive" is meant to refer to senior executives in the Company for whom the Board ordinarily is involved in approving compensation packages, stock options or grants, and annual review. THE COMMITTEE RECOMMENDS that, in general, such executives include Chief Executive Officer, President, Chief Operating Officer, Chief Technical Officer, Chief Financial Officer, and other Officers or Vice Presidents whose performance the Board may wish to judge.

For others in management, THE COMMITTEE RECOMMENDS that compensation policy and review be left to the Chief Executive Officer, provided that his/her policy is in accord with the general guidelines adopted by the Board for executive compensation.

PERIODIC REVIEW:

New executive hires will be reviewed and presented to the Board by the CEO for confirmation, as currently is the custom.

THE COMMITTEE RECOMMENDS that a formal annual performance review be conducted each January by the CEO for each of his/her senior executive reports, and that the CEO's review and recommendations be presented to the Compensation Committee for subsequent action.

THE COMMITTEE RECOMMENDS that the Compensation Committee conduct a formal performance review of the CEO on an annual basis in January.

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REVIEW CRITERIA AND PROCESS:

THE COMMITTEE RECOMMENDS that all executives be reviewed on performance-based milestones that were set for the current year-in-review on or about the time of the prior year's review.

THE COMMITTEE RECOMMENDS that the CEO set OVERALL CORPORATE MILESTONES that are reviewed and accepted by the executive team that reports to him/her at the commencement of each annual review period.

THE COMMITTEE RECOMMENDS that the CEO set INDIVIDUAL PERFORMANCE MILESTONES--in the context of the corporate milestones--for each of his/her reports (interactively with the executive involved), and for himself/herself.

THE COMMITTEE RECOMMENDS that the CEO then submit those pre-set milestones, corporate and individual, to the Compensation Committee for approval as criteria for next annual review.

THE COMMITTEE RECOMMENDS that the CEO submit his annual review of his direct reports and suggested compensation adjustments to the Compensation Committee at the time of the annual review of executive performance by the Compensation Committee.

THE COMMITTEE RECOMMENDS that it meet privately with the CEO for his/her annual review and that the Committee's recommendations for compensation adjustment be conveyed to the Board for action.

COMPENSATION CATEGORIES:

-    BASE COMPENSATION:

     The salary base for IGTI executives should reflect the levels necessary to attract and retain executives on a competitive basis with other companies in the industry operating within the geographical region. This is often best judged by assigning the Human Resources department with the task of obtaining annual survey results of executive compensation levels that reflect the range that is competitive in the region. This provides guidance to the Board and prevents distortion of base income expectations or awards.

     THE COMPENSATION COMMITTEE RECOMMENDS that executive compensation policy require HR, or other designee of the Board, to provide a yearly update of geographically adjusted industry sector executive compensation ranges to the Committee prior to annual review of executive compensation.

-    BENEFITS

     Like the base compensation, benefits package for employees should reflect the practices of the industry sector in the geographical region. To comply with labor law,

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     the Company should not extend selective benefits to individual executives that may be construed as discriminatory.

     THE COMMITTEE RECOMMENDS that HR, or other designee of the Board, develop a consistent benefits policy, and avoid such controversial benefits as automobiles and other highly personal perquisites.

-    BONUSES

     The Committee believes that a bonus structure for senior executives provides SHORT-TERM recognition, incentive and reward for tangible corporate goals and milestones met.

     THE COMMITTEE RECOMMENDS that no bonuses be awarded unless the Company is profitable, unless the Board, at its discretion, chooses to award bonuses for extraordinary service.

     THE COMMITTEE RECOMMENDS that the bonus structure be formally tied to annual pre-set corporate and personal milestones for each executive, that the bonus be pre-determined (as a % of base salary from a range approved by the Board) as a maximum potential dollar amount, and that the bonus awarded to an executive, partially or entirely, be based on annual review of the executive's milestone-driven performance.

-    EQUITY INCENTIVES

     The Committee believes that an equity stake in the Company serves to incentivize executives and tie them to the Company for the LONG-TERM. All executives should have beneficial ownership in the Company, and not simply possess stock options. (Although ISO's are a meaningful tool for continuing retention of all employees.)

     The ranges generally observed in smaller companies in the medical device industry for levels of salary, bonus and ownership (including options that, if exercised, would cumulatively create the desired ownership) are reflected in the following table:

       MANAGEMENT      BASE SALARY   ANNUAL PERFORMANCE    LONG TERM EQUITY
        POSITION                            BONUS        (% SHARES OUTSTANDING)*

   CEO                 $175 - 200 K       30 - 50+%            6 - 8%++

   COO                 $150 - 175K        30 - 50%             3 - 4%++

   CTO                 $130 - 160 K       20 - 40%           1.5 - 3%++

   CFO                 $110 - 130 K       20 - 40%             1 - 1.5%++

   Vice Presidents      $90 - 110 K       15 - 30%           0.5 - 1%

   Directors            $70 - 90 K        15 - 25%          Less than 0.5%

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   Managers             $50 - 80 K        10 - 20%          Less than 0.5%


*    Management as a group should own 20 - 25% of the Company

++ May be higher depending on founder status, stage of the Company at the time that the executive joins, etc.

THE COMMITTEE RECOMMENDS that HR verify these metrics and undertake a review of IGTI compensation and executive ownership of the Company relative to the parameters reflected in the Table. The adjusted (updated) Table will be presented to the Board each November.

THE COMMITTEE RECOMMENDS that the Board structure a means to generate executive ownership of the Company for existing executives, including stock purchase opportunities and/or requirements, using discounted restricted stock, etc.

THE COMMITTEE RECOMMENDS that new executive hires be provided with a means of some immediate beneficial ownership, coupled with long-term vesting of options to allow the appropriate potential percentage stake reflective of the executive's title and responsibilities.


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